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                                                                  SUB-ITEM 77Q2

                   INVESCO HIGH INCOME 2023 TARGET TERM FUND

   Based upon its review of the copies of all such filings received by it, Invesco High Income 2023 Target Term Fund believes that, during the fiscal year ended February 28, 2018, all filing requirements applicable to its Reporting Persons were met except that Form 3 reports covering (i) a disposition of the Fund's Shares held by Gregory McGreevey and (ii) a purchase of the Fund's Shares by Gregory McGreevey were not filed in a timely manner.

   Based upon its review of the copies of all such filings received by it, Invesco High Income 2023 Target Term Fund believes that, during the fiscal year ended February 28, 2018, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by Christopher Wilson and (ii) a purchase of the Fund's Shares by Christopher Wilson were not filed in a timely manner.